CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 of NovaCopper Inc. (File Nos. 333- 205102, 333-188950 and 333-181020) and Form S-3 of NovaCopper Inc. (File 333-185127), of our report dated July 10, 2015, with respect to the consolidated statement of financial position of Sunward Resources Ltd. as at March 31, 2015 and 2014 and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for the years then ended, which report appears in this Current Report on Form 8-K filed with the Securities and Exchange Commission on July 10, 2015.

“DAVIDSON AND COMPANY”

Vancouver, Canada	Chartered Accountants

July 10, 2015